COGNITRONICS CORPORATION ANNOUNCES
                     CORPORATE RESTRUCTURING


Danbury, CT (June 23, 2006) - Cognitronics Corporation (AMEX:CGN), a leading provider of call processing technology, today announced that it will realign its resources to increase its focus on next generation voice services and conferencing solutions.

"We have witnessed a continuing shift in the wireline segment of the telecommunications market resulting in increasing emphasis on capital investment in next generation services and build-out of the fiber optic infrastructure," said Brian J. Kelley, president and chief executive officer of Cognitronics. "In turn, this shift has caused a decreasing amount of available capital investment funding for the legacy wireline operations, impacting the demand for the company's CX Media Servers."

Reflecting this, the Company has taken the following actions:

	The CX Media Server group has been reorganized to reflect the current demand level for media servers in the legacy wireline space, including a reduction in and reassignment of personnel.

	Reflecting the increased demand for next generation voice services and conferencing solutions, additional resources are being added to sales, marketing and R&D efforts supporting the VSR 1000 product line, including personnel reassigned from the CX Media Server group.

Further, as means to convey a more contemporary and forwardlooking company and to reflect its new focus, Cognitronics intends to change its name to ThinkEngine Networks, Inc., subject to stockholders' approval.

As a result of the reduction in personnel, the company will record a charge of approximately $200,000 in the quarter ending June 30, 2006 and will generate future annual savings of approximately $1.8 million.

"With the ever-growing increase in consumer, enterprise and government adoption of Voice-over-IP and other IP communications, we believe that this refocus of the company's resources will be in the best long-term interest of our stockholders," concluded Mr. Kelley.



ABOUT COGNITRONICS
Cognitronics is a leading supplier of call processing technology to the telecommunications industry. The CX Network Media Servers (CX Series) and VSR1000 are a cost-effective and highly scalable family of carrier class platforms, delivering advanced network media solutions in VoIP networks as well as in traditional AIN and TDM circuit switched environments.

For more information, please visit the company's Web site at www.cognitronics.com.

Statements contained herein, which are not historical facts, are forward-looking statements. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties including, but not limited to, the continuance of reduced capital expenditures throughout the telecommunications market, variability of sales volume from quarter to quarter, product demand, market acceptance, litigation, risk of dependence on significant customers, third party suppliers and intellectual property rights, risks in product and technology development and other risk factors detailed in the company's Securities and Exchange Commission filings.